AMENDMENT TO AMENDED AGREEMENT OF LIMITED PARTNERSHIP

OF

SUNWOOD VILLAGE JOINT VENTURE, LIMITED PARTNERSHIP

This Amendment (“Amendment”) to Amended Agreement of Limited Partnership of Sunwood Village Joint Venture, Limited Partnership (the “Partnership” or “Sunwood”) is made and entered into as of June 6, 2005, by and among Millenium Management, LLC, a California limited liability company (“Millenium” or “General Partner”), Secured Investment Resources Fund, L.P. II (“SIR-2”), Keith A. Kohorst, David I. Lesser and Continental American Properties, Ltd. (“Con-Am).

RECITALS

A.

The Amended Agreement of Limited Partnership of Sunwood Village Joint Venture, Limited Partnership (“Sunwood LPA”) was made and entered into on August 9, 2001, and Section 2.3 thereof incorporates by reference the provisions of the Amended and Restated Agreement of Limited Partnership of Secured Investment Resources Fund, L.P. II, dated September 25, 1986.

B.

On or about August 1, 2001, Sunwood entered into certain loan agreements, including a Promissory Note in the amount of $10,080,000 (“Loan”), which Loan is now held by Wells Fargo Bank; with LNR Partners as the Special Servicer of the Loan and Wachovia Bank, N.A. as the Master Servicer of the Loan (Wells Fargo, LNR and Wachovia are referred to collectively as “Lender”).

C.	A dispute arose between Sunwood and Lender regarding the amount of money owing from Sunwood to Lender.

D.

Sunwood and Lender entered into a Settlement Agreement dated June 6, 2005, whereby Sunwood agreed to pay Lender, and Lender agreed to accept, the sum of $800,000 (“Settlement Payment”) in settlement of the dispute, and Lender consented to Millenium as the new General Partner of Sunwood, and to ConAm Management Corporation as the new property manager of Sunwood Village.

E.

Millenium, Con-Am, Keith A. Kohorst, and David I. Lesser (referred to hereafter as the “Class A Limited Partners”) have agreed to fund the Settlement Payment plus additional amounts as a Capital Contribution (the “Settlement Capital Contribution”) in exchange for Class A Partnership Interests in Sunwood.

F.	Any capitalized terms not defined herein shall have the meanings ascribed to such terms in the Sunwood LPA.

AMENDMENT

Sections 4, 5 and 6 are hereby added to the Sunwood LPA as follows:

4.	Issuance of Class A Limited Partner Interests.

4.1      Class A Limited Partners’ Capital Contributions. Each Class A Limited Partner shall contribute to the capital of the Partnership the amount set forth on Exhibit A and shall receive the Class A Partnership Interest set forth on such Exhibit. The term “Partners” in the Sunwood LPA shall hereafter include the Class A Limited Partners. No Partner shall be required to make any contributions to the Partnership in excess of the amounts set forth on Exhibit A and no Partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership except with regard to their Capital Contributions as indicated on Exhibit A, nor shall any Partner be required to lend any funds to the Partnership or to repay to the Partnership, any Partner, or any creditor of the Partnership any portion or all of any deficit balance in a Partner’s capital account.

4.2      No Voting Rights for Class A Limited Partners. The Class A Limited Partners shall have no voting rights regarding the affairs of the Partnership, unless specifically required by law that the class of Partners has a right to vote on a matter, in which case the approval of the Class A Limited Partners shall be deemed obtained after a notice is sent to such Partners, at their address of record, describing the matter on which they are entitled to vote and stating that their approval shall be deemed given unless the written objection of Class A Limited Partners holding 50% or more of the Class A Limited Partners’ interest (based on capital contributions) is received by the Partnership by a specified date, which date shall be no less than 15 days from the date the notice is sent.

4.3      SIR-2 Limited Partner. “Limited Partner” or “Limited Partners” in the Sunwood LPA (including provisions incorporated by reference) refers to SIR-2 only.

5.	Allocation of Tax Items.

5.1      Income and Loss Allocations. Each Class A Limited Partner shall receive an allocation of income in each fiscal year equal to the amount of cash distributions received from the Partnership that are not a return of their Capital Contribution. All other allocations of income and loss, including any allocations necessary to offset the allocations made to the Class A Limited Partners, shall be made to the Limited Partner.

5.2      Allocation of Partnership Items. Whenever a proportionate part of income or loss is allocated to a Partner, every item of income, gain, loss or deduction entering into the computation of such income or loss, and every item of credit or tax preference related to such allocation and applicable to the period during which such income or loss was realized shall be allocated to the Partner in the same proportion.

5.3      Assignment. Except to the extent the Code requires otherwise, in the event of the assignment of an interest in the Partnership, the income and loss arising from other than a sale or refinancing of Property shall be apportioned as between the assigning Partner and his assignee based upon the number of months of their respective ownership during the year in which the assignment occurs, without regard to the results of the Partnership’s operations during the period before or after such assignment, and income, loss and distributions from a sale or refinancing of the Property will be allocated among the Partners as of the date of any such transaction.

5.4      Provisions of Regulations. Notwithstanding the foregoing, allocations required to be made under the regulations under Code Section 704 shall be made as required therein, including allocations constituting qualified income offsets and minimum gain chargebacks.

6.	Distributions/Expenses.

6.1      Cash Available For Distribution from Operations. Cash Available for Distribution from Operations shall be distributed in the following order of priority: (a) first, to pay a ten percent (10%) per annum, compounded monthly, cumulative, preferred return on the Settlement Capital Contribution to the Class A Limited Partners (the “Class A Preferred Return”), pro rata based on their respective Capital Contributions; and (b) second, to the Limited Partner, if the Class A Preferred Return is fully paid through the date of distribution.

6.2      Cash Available For Distribution from Sale or Refinancings. Cash Available for Distribution from Sale or Refinancings shall be distributed in the following order of priority: (a) first, to pay in full any amount due on the Class A Preferred Return through the date of the sale or refinancing event; (b) second, to repay to the Class A Limited Partners their respective portion of the Settlement Capital Contribution; (c) third, to pay the Class A Limited Partners, pro rata based on their respective Capital Contributions, an amount equal to the greater of (i) fifty percent (50%) of the Settlement Capital Contribution, and (ii) 25% of the remaining Cash Available for Distribution from Sale or Refinancings; and (d) fourth, to the Limited Partner.

6.3       Definitions. “Cash Available for Distribution from Operations” means the net cash realized by the Partnership from all sources other than capital contributions or sale or refinancing proceeds, calculated on a calendar-quarter basis, after payment of all cash expenditures of the Partnership, including but not limited to operating expenses, all fees and costs payable to the General Partner or affiliates, all asset management fees, all payments of principal and interest on indebtedness (including payments on loans from the General Partner or affiliates), expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the General Partner reasonably determines to be necessary and desirable in connection with the Partnership’s operations. “Cash Available for Distribution from Sale or Refinancings” means the net cash realized by the Partnership from all property sale or refinancing proceeds, or similar capital items, after payment of all related cash expenditures of the Partnership, and such reserves and retentions as the General Partner reasonably determines to be necessary and desirable in connection with the Partnership’s operations.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first set forth in the preamble hereof.

GENERAL PARTNER:		CLASS A LIMITED PARTNERS:
Millenium Management, LLC		Millenium Management, LLC

By:	/S/ W. ROBERT KOHORST	By:	/S/ W. ROBERT KOHORST
Name:	W. Robert Kohorst, President	Name:	W. Robert Kohorst, President

LIMITED PARTNER: Secured Investment Resources Fund, L.P. II			/S/ DAVID I. LESSER
David I. Lesser
By:	Millenium Management, LLC, General Partner		/S/ KEITH A. KOHORST
Keith A. Kohorst
By:	/S/ W. ROBERT KOHORST
Name:	W. Robert Kohorst, President		Continental American Properties, Ltd. By: DJE Financial Corp., its general partner

		By:	/S/ RALPH W. TILLEY
Ralph W. Tillery, Vice President

EXHIBIT A

CLASS A LIMITED PARTNERS

Limited Partner Name & Address	Capital Contribution	Class A Partnership Interest
Continental American Properties, Ltd. 3990 Ruffin Road, Suite 100 San Diego, CA 92123 Tax ID:	$400,000	49.9376%
Keith A. Kohorst 283 Apple Seed Circle Henderson, NV 89121 Tax ID:	$200,000	24.9688%
David I. Lesser 3 Sunnyfield Drive Rolling Hills Est., CA 90274 Tax ID:	$100,000	12.4844%
Millenium Management, LLC 199 S. Los Robles Ave., Suite #200 Pasadena, CA 91101 Tax ID:	$101,000	12.6092%
TOTAL	$801,000	100%